Exhibit 10.2

AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
RODNEY CARTER

THIS AGREEMENT is to be effective as of the date it is fully executed (the “Effective Date”), by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”) and Rodney Carter (“Executive”).

PREAMBLE

Executive has been offered and has accepted the position of Executive Vice President, Chief Financial Officer (“EVP, CFO”) and his employment in that capacity shall commence after the Effective Date.  Therefore based upon the mutual promises contained in this Agreement and other consideration, the parties have agreed to execute this Agreement containing the following terms and conditions:

ARTICLE 1
EMPLOYMENT

1.1           The Corporation hereby employs Executive, and Executive agrees to be employed by the Corporation as EVP, CFO, and Executive agrees to perform such duties as are customarily incident to such position and such other duties which may be assigned to Executive from time to time by the Chief Executive Officer and/or the Board of Directors of the Corporation.

ARTICLE 2
AT-WILL EMPLOYMENT

2.1           Executive acknowledges that employment with the Corporation is on an at-will basis.

ARTICLE 3
DUTIES

3.1           Executive agrees to devote Executive’s full time and effort, to the best of Executive’s ability, to carry out the duties of EVP, CFO for the profit, benefit and advantage of the business of the Corporation.  Executive shall report directly to the Chief Executive Officer of the Corporation.

ARTICLE 4
COMPENSATION AND BENEFITS

4.1           Executive’s annual base salary will be $475,000.  Executive’s base salary shall be reviewed and increases, if any, shall be awarded to Executive by the Board of Directors or its

Compensation Committee in its or their sole discretion.  Executive’s base salary shall be payable at the same intervals as the Corporation pays its other executives.

4.2           Executive shall be eligible to receive annual bonuses in accordance with and subject to the terms and conditions of the Corporation’s senior executive incentive plan as in effect and approved by the Board of Directors or its Compensation Committee from time to time provided however, Corporation and Executive acknowledge that Executive’s offer letter contains additional provisions with respect to Executive’s bonus and bonus potential for fiscal 2010.

4.3           Subject to the current and future terms and conditions of such plans and programs, Executive shall be entitled to participate in the various employee benefit plans and programs which are applicable to all of the senior executives of the Corporation including, but not limited to, medical, dental, life and disability insurance, paid-time-off and other benefits.

ARTICLE 5
COOPERATION

5.1           During your employment and for one (1) year thereafter, you agree to cooperate fully with the Corporation, including its attorneys or accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations or government investigations, which directly or indirectly involves the Company.  You agree to appear as a witness voluntarily upon the Corporation’s request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by the Corporation.  With respect to the one (1) year period following the termination of your employment, the Company acknowledges that these cooperation obligations, if exercised, will impose on your time and could likely interfere with other commitments you may have in the future.  Consequently, the Company shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with your schedule and to allow you to participate telephonically as appropriate but you recognize that scheduling of certain court proceedings, including depositions and trials, may be beyond the Company’s control and that for some matters or proceedings your physical presence may be required.  The Company agrees to reimburse you for the out-of-pocket expenditures actually and reasonably incurred by you in connection with the performance of services contemplated by this Article 5.1, including hotel accommodations, coach airfare, transportation and meals consistent with the Company’s generally applicable expense reimbursement policies.  It is expressly understood by the parties that the payment or reimbursement of expenses by the Company to you under this Article 5.1 shall be an exchange for your time and is not intended or understood to be dependent upon the character or content of any information you disclose in good faith in any such proceedings, meetings or consultations.

ARTICLE 6
DEFINITIONS

6.1           “Cause” shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with the business of the Corporation and its subsidiaries and affiliates (such entities together with the Corporation collectively referred to as the “Company”), (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by

Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to Executive or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company (iv) any material breach of Articles 5, 7 or 8 of this Agreement; or (v) any material violation of the Company’s written policies, procedures or codes of conduct.  Provided further that in connection with clauses (iii) — (v), Executive shall first have received a written notice from the Corporation’s Chief Executive Officer or the Board of Directors that summarizes and reasonably describes the manner in which Executive has persistently neglected his duties, engaged in an act reasonably expected to cause substantial harm, materially breached Articles 5, 7 or 8 of the Agreement, or materially violated a Company policy, procedure or Code of Conduct (the “Event”) and, to the extent the Event is capable of being cured, Executive shall have fourteen (14) days to cure the same, but the Corporation is not required to give written notice of nor shall Executive have a period to cure the same or any similar failure which was the subject of an earlier written notice to Executive under this Article 6.1.

6.2           “Confidential Information” means any information that is not generally known outside the Company, including trade secrets, and that is proprietary to the Company, relating to any phase of the Company’s existing or reasonably foreseeable business which is disclosed or conveyed to Executive during Executive’s employment by the Corporation including information conceived, discovered or developed by Executive.  Confidential Information includes, but is not limited to, business plans; strategic plans and initiatives; financial statements and projections; new store plans or locations; payroll and personnel records; marketing materials and plans; product designs; supplier information; customer information; customer lists; project lists; price information and cost information; or other information that is designated by the Company as “Confidential” or other similar designation.

6.3           A “Competitor” means any person or organization (1) which is a women’s specialty apparel store retailer whose operations on the date of termination of Executive’s employment compete with to a considerable degree any of the Corporation’s Christopher & Banks, or C.J. Banks or that of any additional store brand or concept developed or acquired by the Company on or before Executive’s last day of employment with the Corporation, and which includes but is not limited to:  The Cato Corporation, Talbots, Inc., Chico’s FAS, Inc., Coldwater Creek, Inc., The Limited, Inc., Dress Barn, Inc., United Retail Group, Inc., Charming Shoppes, Inc., New York and Company, Bebe, Charlotte Russe, or Ann Taylor; and (2) the following department stores and large box retailers:  Kohls, J.C. Penney and Sears.  “Competitor” shall also include all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in this Article 6.3.

ARTICLE 7
NONCOMPETITION AND NONSOLICITATION

7.1           During Executive’s employment, Executive will not plan, organize or engage in any business competitive with any product or service marketed or planned for marketing by the Corporation or conspire with others to do so.

7.2           During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason and by either party, whether voluntary or involuntary, Executive will not, without the prior written permission of the Corporation’s Chief Executive Officer, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 3% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant, agent or employee of or participate in the management of any Competitor.

7.3           During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason and by either party, whether voluntary or involuntary, Executive will not solicit, entice, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company.  This Article 7.3 shall apply to the then-current employees of the Company and any individual who was employed by the Company at any time in the 90 day period immediately prior to Executive’s last day of employment with the Corporation.

7.4           During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason and by either party, whether voluntary or involuntary, Executive will not solicit, engage, or induce (or attempt to do so, directly or indirectly) any supplier, sales agent or buying agent of the Company to commence work on behalf of or to establish a relationship with a Competitor.  The post termination obligations of this Article 7.4 shall apply to the suppliers, sales agents, and buying agents of the Company as of the date of Executive’s termination and at any time in the one-year period immediately prior to Executive’s termination date.

7.5           If Executive is involuntarily terminated by the Corporation other than for Cause, the Corporation shall continue to pay Executive’s base salary for up to 12 months, paid according to the Corporation’s normal payroll schedule and practices and subject to applicable withholdings, deductions, and tax reporting requirement, provided that Executive executes and does not rescind a general release of claims as prepared by the Corporation and in favor of the Company.  If, however, Executive shall secure other employment, self-employment or a consulting position during the twelve (12) month severance period the severance amount payable to or on behalf of Executive shall be offset and reduced by such other cash compensation earned and/or paid or payable to Executive through such employment, self-employment or consulting arrangements during the severance period. Executive agrees to immediately notify the Corporation of the amount of compensation earned or to be earned by him through such employment, self-employment or consulting during the severance period hereunder.  Further, in the absence of an applicable government subsidy with respect to COBRA coverage and provided that Executive timely elects COBRA, the Company shall continue to pay for the twelve (12) months following Executive’s termination the employer portion of the premiums for health and dental insurance coverage under the Company’s group health and dental insurance plans.  Executive will continue to be responsible to pay his portion of the premiums, if any, for such insurance coverage during this period.  The Company will discontinue payments under this Article 7.5 if, and at such time, Executive (i) is covered or eligible to be covered under the health and/or dental insurance policy of a new employer, or (ii) ceases to participate, for whatever reason, in the Company’s group insurance plans.  By his signature below, Executive acknowledges and agrees that the Company may modify or terminate its group insurance plans at any time and that Executive shall have the same right to participate in the Company’s group insurance plans only as is provided on an equivalent basis to the Company’s employees.  Executive further agrees to promptly provide the Company notice if he becomes covered or eligible to be covered under the health and/or dental insurance policy of a new employer.  In the event there is a government subsidy with respect to COBRA for which the Company and/or Executive is eligible at time of Executive’s termination, then such subsidy shall take precedence and be controlling and the Company shall not be obligated to pay the employer portion of premiums as described above but only to comply with the subsidy criteria.

ARTICLE 8
CONFIDENTIAL INFORMATION AND TRADE DOCUMENTS

8.1           Except in the course of performing his duties for and on behalf of the Company, Executive will not directly or indirectly divulge, either during or after the term of Executive’s employment, or until such information becomes generally known, to any person not authorized by the Company to receive or use it, any Confidential Information for any purpose whatsoever.

8.2           All documents or other tangible property relating in any way to the business of the Company which are conceived by Executive or come into Executive’s possession during Executive’s employment shall be and remain the exclusive property of the Corporation and Executive agrees to return all such documents and tangible property to the Corporation upon termination of Executive’s employment or at such earlier time as the Corporation may request of Executive in writing.

ARTICLE 9
JUDICIAL CONSTRUCTION

9.1           Executive believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in Articles 7 and 8 of this Agreement, are fair and reasonable.  Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or bluelined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein.

ARTICLE 10
RIGHT TO INJUNCTIVE RELIEF

10.1         Executive acknowledges that a breach by Executive of any of the terms of Articles 7 and 8 of this Agreement will render irreparable harm to the Corporation or its related entities.  Accordingly, the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from Executive all costs of litigation including, but not limited to, attorneys’ fees and court costs.

ARTICLE 11

ASSIGNMENT

11.1         Executive consents to and the Corporation shall have the right to assign this Agreement to its successors or assigns.  Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

11.2         For purposes of Article 11.1 and the possible assignment of this Agreement, the terms “successors” and “assigns” shall include any corporation which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.

ARTICLE 12
FAILURE TO DEMAND PERFORMANCE AND WAIVER

12.1         The Corporation’s failure to demand strict performance and compliance with any part of this Agreement during Executive’s employment or promptly demand Executive’s strict performance and compliance following Executive’s termination of employment shall not be deemed to be a waiver of the Corporation’s rights under this Agreement or by operation of law.  Any express waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

ARTICLE 13
ENTIRE AGREEMENT

13.1         The Corporation and Executive acknowledge that this Agreement contains the full and complete agreement between and among them, that there are no oral or implied agreements or other modifications not specifically set forth herein, other than the terms of the offer letter to Executive of May 29, 2009, including all attachments thereto.  The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by both parties.

ARTICLE 14
GOVERNING LAW

14.1         The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota.  The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.  Executive and the Corporation agree to submit to the exclusive jurisdiction of, and venue in, the courts of the State of Minnesota, County of Hennepin, or of the Federal District Court of Minnesota with respect to the enforcement of or of any dispute arising out of or relating to this Agreement.

ARTICLE 15

SURVIVAL

15.1         The parties agree that Articles 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 7 and 8 of this Agreement, shall survive termination of this Agreement and termination of Executive’s employment for any reason.

ARTICLE 16
UNDERSTANDINGS

16.1         Executive hereby acknowledges that (a) the Corporation informed Executive, as part of the offer of employment under this Employment Agreement and prior to Executive accepting employment with the Corporation under the terms and conditions set forth in this Agreement, that the restrictive covenants contained in Articles 7 and 8 of this Agreement would be required as part of the terms and conditions of Executive’s employment with the Corporation under this Agreement; (b) this Agreement constitutes good and valuable consideration in exchange for the restrictive covenants contained in Articles 7 and 8 of this Agreement, (c) Executive has carefully considered the restrictions contained in this Agreement and determined that they are reasonable; and (d) the restrictions in this Agreement will not unduly restrict Executive in securing other employment or earning a livelihood in the event of Executive’s termination from the Corporation.

16.2         By signing below, Executive authorizes the Corporation to notify third parties (including, but not limited to, Executive’s actual or potential future employers) of Articles 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 7 and 8 of this Agreement, and Executive’s responsibilities thereunder and Executive shall be promptly provided copies of or included as a recipient on any such notice.

16.3         Executive represents and warrants to the Corporation that Executive is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of Executive’s obligations hereunder.

16.4         If Executive possesses any information that Executive knows or should know is considered by any third party to be the confidential, trade secret, or otherwise proprietary information of such third party, Executive shall not disclose such information to the Company or use such information to benefit the Company in any way.

IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed Executive’s name, all as of the day and year written below.

CHRISTOPHER & BANKS CORPORATION

Date:	June 2, 2009	By:	/s/ Lorna Nagler

/s/ Kipp Sassaman		Its:	President & Chief Executive Officer
Witness — Kipp Sassaman

RODNEY CARTER

Date:	June 4, 2009	/s/ Rodney Carter

/s/ Kipp Sassaman
Witness — Kipp Sassaman